Exhibit 3.15

DELL DFS CORPORATION

CERTIFICATE OF INCORPORATION

I, the undersigned natural person acting as an incorporator of a corporation (the “Corporation”) under the General Corporation Law of the State of Delaware (the “DGCL”), do hereby adopt the following Certificate of incorporation for the Corporation:

1. Name. The name of the Corporation is Dell DFS Corporation.

2. Registered Office and Agent. The registered office of the Corporation in the State of Delaware is located at The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

3. Purposes. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful business or actvity for which corporations may be organized under the DGCL.

4. Authorized Capital Stock. The total number of shares of stock that the Corporation shall have authority to issue is 1,000 shares, par value $.01 per share, designated as Common Stock.

5. Incorporator. The name and mailing address of the incorporator of the Corporation is Thomas H. Welch, Jr., c/o Dell Computer Corporation, One Dell Way, Round Rock, Texas 78682-2244.

6. Initial Directors. The number of directors constituting the initial board of directors of the Corporation is three, and the name and mailing address of each person who is to serve as a director of the Corporation until the first annual meeting of stockholders or until his successor is elected and qualified are as follows:

Kevin B. Rollins	One Dell Way
Round Rock, Texas 78682-2244

Thomas J. Meredith	One Dell Way
Round Rock, Texas 78682-2244

Alex C. Smith	One Dell Way
Round Rock, Texas 78682-2244

7. Election of Directors. Directors of the Corporation need not be elected by written ballot.

8. By-laws. The directors of the Corporation shall have the power to adopt, amend and repeal the By-laws of the Corporation.

9. Indemnification. The Corporation shall indemnify each of its directors and officers (and each person who has ever served as a director or officer of the Corporation) to the fullest extent permitted by applicable law (including the provisions of Section 145 of the DGCL). In addition, the board of directors of the Corporation shall have the power to cause the Corporation to indemnify any employee or agent of the Corporation to the fullest extent permitted by applicable law (including the provisions of Section 145 of the DGCL).

10. Limitation on Personal Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or amendment of this Article by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the foregoing provisions of this Article, a director shall not be liable to the Corporation or its stockholders to such further extent as permitted by any law hereafter enacted, including any subsequent amendment to the DGCL.

I, the undersigned, for the purpose of forming the Corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation and do certify that this is my act and deed and that the facts stated herein are true and, accordingly, I do hereunto set my hand on April 9, 1997.

/s/ Thomas H. Welch, Jr.
Thomas H. Welch, Jr.
Incorporator

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE

AND OF REGISTERED AGENT

It is hereby certified that:

1. The name of the corporation (hereinafter called the “corporation”) is

DELL DFS CORPORATION

2. The registered office of the corporation within the State of Delaware is hereby changed to 1013 Centre Road, City of Wilmington 19805, County of New Castle.

3. The registered agent of the corporation within the State of Delaware is hereby changed to Corporation Service Company, the business office of which is identical with the registered office of the corporation as hereby changed.

4. The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on September 30, 1998.

/s/ TOM GREEN
TOM GREEN, Vice President

CERTIFICATE OF MERGER

OF

DELL GEN. P. CORP.

(a Delaware corporation)

WITH AND INTO

DELL DFS CORPORATION

(a Delaware corporation)

Pursuant to the provisions of the Delaware General Corporation Law, the undersigned adopts the following Certificate of Merger:

1.

An Agreement and Plan of Merger dated as of March 18, 2008 (the “Plan of Merger”) by and between Dell Gen. P. Corp., a Delaware corporation, and Dell DFS Corporation, a Delaware corporation, has been adopted, approved, executed and acknowledged in accordance with the provisions of Section 251 of the Delaware General Corporation Law providing for the merger of Dell Gen. P. Corp. with and into Dell DFS Corporation, with Dell DFS Corporation being the surviving entity.

2.	The names of the entities participating in the merger and the states under the laws of which they are organized are as follows:

Name of Entity	Entity Type	State
Dell Gen. P. Corp.	Corporation	Delaware
Dell DFS Corporation	Corporation	Delaware

3.	As to each entity that is a party to the Plan of Merger, the Plan of Merger was authorized by all action required by the laws under which it was formed or organized and by its constituent documents.

4.	The name of the surviving corporation is Dell DFS Corporation.

5.	The Plan of Merger is on file at the place of business of the surviving corporation located at One Dell Way, Round Rock, Texas 78682.

6.	A copy of the Plan of Merger will be furnished by the surviving corporation on request and without cost to any stockholder of either of the corporations hereby merging.

7.

Dell DFS Corporation, the surviving corporation, will be responsible for the payment of all fees and franchise taxes of the merged entities and will be obligated to pay such fees and franchise taxes if the same are not timely paid.

8.	The certificate of incorporation of Dell DFS Corporation shall be the certificate of incorporation of the surviving corporation.

9.	The merger shall be effective as of 12:01 a.m., Eastern Time, on March 19, 2008.

[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate has been duly executed as of the 18th day of March, 2008, and is being filed in accordance with Section 251 of the Delaware General Corporation Law.

SURVIVING ENTITY:

DELL DFS CORPORATION a Delaware corporation

By:	/s/ Thomas H. Welch, Jr.
Thomas H. Welch, Jr.
Vice President